TRAVELZOO INC.
COMMON STOCK PURCHASE AGREEMENT

        THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2004 by and among Travelzoo Inc., a Delaware corporation (the “Company”), and the parties listed on the Schedule of Investors attached hereto as Exhibit A (the “Schedule of Investors”) (each hereinafter individually referred to as an “Investor” and collectively referred to as the “Investors”).

     1.     AGREEMENT TO PURCHASE AND SELL STOCK.

             1.1.     Authorization. As of the Closing (as defined below) the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to two million (2,000,000) shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”).

             1.2.     Agreement to Purchase and Sell. The Company agrees to sell to each Investor at the Closing, and each Investor agrees, severally and not jointly, to purchase from the Company at the Closing, the number of shares of Common Stock for the aggregate price set forth beside such Investor’s name on the Schedule of Investors, at the price per share for such Investor set forth on the Schedule of Investors. The shares of Common Stock purchased and sold pursuant to this Agreement are collectively referred to herein as the “Purchased Shares.”

             1.3.     Independent Nature of Investors’ Obligations and Rights. Nothing contained herein or in any other agreement or document delivered at Closing, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity or group, or create a presumption that the Investors are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no other Investor will be acting as agent of such Investor in connection with monitoring its investment in the Purchased Shares, effecting sales of Purchased Shares or enforcing its rights under any Transaction Document.

     2.     CLOSING.

             2.1.     The Closing. The purchase and sale of the Purchased Shares will take place at the offices of Milbank, Tweed, Hadley & McCloy in Los Angeles, California, at 6:30 a.m., Pacific Time, on the date hereof, or at such other time or place as the Company and Investors who have agreed to purchase a majority of the Purchased Shares listed on the Schedule of Investors mutually agree upon (which time and place is referred to in this Agreement as the “Closing”), but not prior to the date that the last of the conditions listed in Sections 5 and 6 shall have been satisfied or waived by the appropriate parties. At the Closing, (a) the Company will deliver to each Investor the following (the “Company Deliverables”): (i) a copy of the Company’s written instructions to its transfer agent to issue a certificate, registered in the name of each Investor, representing the number of Purchased Shares that such Investor has agreed to purchase hereunder as shown on the Schedule of Investors, and (ii) a duly executed Agreement, and (b) each Investor will deliver to the Company the following (the “Investor Deliverables”): (i) the full purchase price of the Purchased Shares being acquired by it at Closing as set forth in the Schedule of Investors, paid by wire transfer of funds, and (ii) a duly executed Agreement.

     3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor that, except as set forth in the Disclosure Schedule and Schedule of Exceptions (the “Disclosure Schedule”) separately delivered by the Company to the Investors (which Disclosure Schedule shall be deemed to be representations and warranties to the Investors by the Company under this Section and to qualify each of the representations and warranties set forth herein), the statements in the following paragraphs of this Section 3 are all true and correct:

             3.1.     Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as currently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to, individually or in the aggregate: (a) have a material adverse effect on the business, assets, financial condition, or results of operations or assets of the Company and its subsidiaries (the “Business”) or (b) impair in any material respect the Company’s ability to perform on a timely basis its obligations under this Agreement (any such effect described in clauses (a) and (b) shall be referred to as a “Material Adverse Effect”).

             3.2.     Capitalization. Immediately before the Closing the capitalization of the Company will consist of the following: 5,000,000 authorized shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), none of which are issued and outstanding; and 40,000,000 authorized shares of Common Stock, of which approximately 15,448,204 shares were issued and outstanding as of September 15, 2004. Except for the approximately 2,383,349 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 2004, there are no outstanding options, warrants, rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company’s capital stock except as referred to in the Filings (as defined below). Except as contemplated by this Agreement and except for certain outstanding shares of Common Stock subject to a warrant held by Wedbush Morgan Securities, Inc., no person has any outstanding registration rights, including piggyback rights, with respect to any securities of the Company.

             3.3.     Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, trust, joint venture, association, or other entity.

             3.4.     Due Authorization; No Violation. All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under, this Agreement, and the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement has been taken or will be taken prior to the Closing, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated thereby will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation of the Company (the “Certificate”) or the Company’s bylaws, (ii) conflict with, result in a violation or breach of, or cause a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, instrument or obligation to which the Company or any Subsidiary is a party, which default could reasonably be expected to have a Material Adverse Effect, or (iii) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any governmental authority, in each case applicable to the Company or its subsidiaries (the “Subsidiaries”) or any of their respective properties or assets and which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

             3.5.     Valid Issuance of Stock. The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for in this Agreement, will be duly and validly issued, fully paid and nonassessable and are not and when issued, sold and delivered will not be subject to preemptive or other similar rights of any stockholder of the Company.

             3.6.     Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, the offer, sale and issuance of the Purchased Shares, or the consummation of the transactions contemplated by this Agreement, except for (i) qualifications or filings under the Securities Act of 1933, as amended (the “Act”) and the applicable rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Act and all other applicable securities laws as may be required in connection with the transactions contemplated by this Agreement, (ii) the filings required in accordance with Section 9.13, and (iii) filings that have been made or obtained, or will have been made or obtained, prior to the Closing. All such qualifications will be effective on the Closing, and all such filings be made within the time prescribed by law. Assuming that the representations of the Investors set forth in Section 4 below are true and correct, the offer, sale and issuance of the Purchased Shares under the circumstances contemplated by this Agreement and in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Act.

             3.7.     Absence of Changes. Since the date as of which information is given in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, except as set forth in the filings and periodic reports (including Current Reports on Form 8-K furnished to the Commission) of the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such documents, together with the Disclosure Schedule, referred to collectively as the “Disclosure Documents”), there has not been (i) any material adverse change in the Business, (ii) any transaction that is material to the

Company or the Subsidiaries, (iii) any obligation, direct or contingent, that is material to the Company or the Subsidiaries, incurred by the Company or the Subsidiaries, (iv) any change in the outstanding indebtedness of the Company and the Subsidiaries (taken as a whole) that is material to the Company or the Business, (v) any dividend declared, paid or made on the capital stock of the Company, or (vi) any loss or damage (whether or not insured) to the property of the Company or any Subsidiary which has been sustained which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

             3.8.     Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending (or, to the Company’s knowledge, currently threatened) against the Company or the Subsidiaries, or their activities, properties or assets, which (i) might prevent the consummation of the transactions contemplated by this Agreement or (ii) if adversely resolved against the Company or the Subsidiaries could reasonably be expected to have a Material Adverse Effect.

             3.9.     Nasdaq Listing. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is listed on The NASDAQ National Market. The Company has not received any notification that the Commission or the National Association of Securities Dealers, Inc. is contemplating the termination of such registration or listing. The Company has submitted to The NASDAQ Stock Market a Notification Form: Listing of Additional Shares relating to the Purchased Shares. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on The NASDAQ National Market. The issuance and sale of the Purchased Shares hereunder does not contravene the rules and regulations of The Nasdaq Stock Market.

             3.10.     Exchange Act Filings. The Company has filed or furnished in a timely manner all reports and other information required to be filed (“Filings”) with the Commission pursuant to the Exchange Act during the preceding 12 calendar months. On their respective dates of filing or furnishing, the Filings complied in all material respects with the requirements of the Exchange Act, and the published rules and regulations of the Commission promulgated thereunder. On their respective dates of filing or furnishing, the Filings did not include any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and all financial statements contained in the Filings fairly present the financial position of the Company on the dates of such statements and the results of operations for the periods covered thereby in accordance with generally accepted accounting principles consistently applied throughout the periods involved and prior periods, except as otherwise indicated in the notes to such financial statements.

             3.11.     Disclosure. The representations and warranties made by the Company in this Agreement (including the Disclosure Schedule) and the Filings when read together do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements herein as a whole not misleading.

             3.12.     Governmental Permits, Etc. The Company possesses all licenses, franchises, governmental approvals, permits or other governmental authorizations (collectively, “Authorizations”) relating to the operation of the Business, except for those Authorizations the failure of which to possess would not, separately or in the aggregate, have a Material Adverse

Effect. To the Company’s knowledge after reasonable investigation, the Company is in compliance with the terms of all Authorizations and all laws, ordinances, regulations and decrees which to the Company’s knowledge are applicable to the Business, except for such non-compliance which does not, separately or in the aggregate, have a Material Adverse Effect.

             3.13.     Insurance. The Company is covered by insurance with companies the Company believes to be responsible and in such amounts and covering such risks as it believes to be adequate for the conduct of its Business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries. The Company has no knowledge that any such carrier has grounds or intends to cancel or fail to renew such policies.

             3.14.     Intellectual Property. To the Company’s knowledge after reasonable investigation, the Company owns or possesses the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other rights or interests in items of intellectual property as are necessary for the operation of the Business operated by it (the “Patent and Proprietary Rights”), except where the failure to own or possess such rights would, individually or in the aggregate, not have a Material Adverse Effect. The Company has not received notice of any asserted rights with respect to any of the Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of the Company would, individually or in the aggregate, have a Material Adverse Effect; and the Company has not received notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any of the Patent or Proprietary Rights, which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would have a Material Adverse Effect.

             3.15.     Investment Company. The Company is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

             3.16.     No Integration. Neither the Company nor any other person acting on the Company’s behalf has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Act) which is or will be integrated with the issuance of the Purchased Shares in a manner that would require the registration of the issuance by the Company of the Purchased Shares under the Act.

             3.17.     Affiliate Transactions. Except as set forth in the Filings, there are no outstanding contracts, loans, advances or guaranties of indebtedness by the Company or any of its Subsidiaries to or for the benefit of any of (i) its “affiliates,” as such term is defined in the Rules and Regulations, (ii) except for immaterial advances in the ordinary course of business, any of the officers or directors of any of its Subsidiaries, or (iii) any of the members of the families of any of them, in each case, required to be set forth in the Disclosure Documents, under the Act or Rules and Regulations.

             3.18.     Sarbanes-Oxley. To the Company’s knowledge, there is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

     4.     REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF INVESTORS. Each Investor for itself and for no other Investor hereby severally represents and warrants to, and agrees with, the Company, that:

             4.1.     Authorization. All corporate action on the part of such Investor and its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance of all obligations of the Investor under, this Agreement have been taken, and this Agreement constitutes the valid and legally binding obligation of such Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

             4.2.     Purchase for Own Account. The Purchased Shares to be purchased by such Investor hereunder will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of Purchased Shares in compliance with applicable federal and state securities laws. If not an individual, such Investor also represents that such Investor has not been formed for the specific purpose of acquiring Purchased Shares.

             4.3.     Disclosure of Information. Such Investor has had an opportunity to review the Disclosure Documents and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares to be purchased by it under this Agreement. Such Investor further has had an opportunity to ask questions of and to receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Investor or to which the Investor had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 3, or such Investor’s right to rely on the same.

             4.4.     Investment Experience. Such Investor understands that the purchase of the Purchased Shares involves substantial risk. Such Investor has experience as an investor in securities of companies like the Company and acknowledges that the Investor is able to fend for itself, can bear the economic risk of such Investor’s investment in the Purchased Shares and has such knowledge and experience in financial or business matters that such Investor is capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting its own interests in connection with this investment.

             4.5.     Investor Status. Such Investor is an “accredited investor” within the meaning of Regulation D promulgated under the Act. Such Investor is not a registered broker-dealer under Section 15 of the Exchange Act.

             4.6.     Restricted Securities. Such Investor understands that the Purchased Shares are “restricted securities” for purposes of the Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under the Act and the Rules and Regulations such securities may be resold without registration under the Act only in limited circumstances. In this connection, such Investor represents that the Investor is familiar with Rule 144 promulgated under the Act (“Rule 144”) and understands the resale limitations imposed thereby and by the Act. Such Investor understands that the Company is under no obligation to register any of the Purchased Shares except as provided in Section 7 below.

             4.7.     Limitations on Disposition. The Investor will not make any disposition of any of the Purchased Shares unless and until: (a) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) (i) such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) such Investor shall have furnished the Company, at the expense of such Investor or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be required: (i) for any routine transfer of any Purchased Shares in compliance with Rule 144 or Rule 144A under the Act (except that an opinion of counsel may be required for other than routine Rule 144 transactions), or (ii) for any transfer of Purchased Shares by an Investor that is a partnership, limited liability company or a corporation to (A) a partner of such partnership, member of such limited liability company or stockholder of such corporation, or (B) the estate of any such partner, member or stockholder, or (iii) for the transfer by gift, will or intestate succession by any Investor to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided, that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 4 (other than Section 4.5) to the same extent as if the transferee were an original Investor hereunder.

             4.8.     Legends. It is understood that the certificates evidencing the Purchased Shares will bear legends substantially as set forth below:

(a)

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(a)

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF, AND MAY HAVE CERTAIN REGISTRATION RIGHTS PURSUANT TO, THE PROVISIONS OF A PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, WHICH MAY RESTRICT THE TRANSFER OF SUCH SHARES IN CERTAIN CIRCUMSTANCES. A COPY OF SUCH AGREEMENT MAY BE OBTAINED, WITHOUT CHARGE, AT THE COMPANY'S PRINCIPAL OFFICE.

The legends set forth in (a) and (b) above shall, upon the request of an Investor, be promptly removed by the Company from any certificate evidencing Purchased Shares upon delivery to the Company of an opinion of counsel satisfactory to the Company that the legended security may be freely transferred in a public sale without a registration statement being in effect under the Act; provided, however, that no such opinion shall be required after the Shelf Registration Statement (as defined below) is declared effective by the Commission. In connection with any such opinion, the Investor shall provide such certifications as may reasonably be deemed necessary for the delivery of such opinion.

             4.9.     Further Limitations on Disposition. Such Investor has not and will not, prior to the Closing, if then prohibited by law or regulation, sell, dispose of, or grant any right with respect to (collectively, a “Disposition”), its Purchased Shares, nor will such Investor engage in any hedging or other transaction which is designed or could reasonably be expected to lead to or result in a Disposition by the Investor of its Purchased Shares prior to such date.  In addition, such Investor represents that as of the date of this Agreement the Investor does not have any existing short position in the Common Stock nor has the Investor executed any derivative instruments with any third party, which in either case is designed to dispose of its Purchased Shares prior to the Closing.

5.	CONDITIONS TO INVESTOR’S OBLIGATIONS AT CLOSING.

             5.1.    Closing. The obligations of each Investor under Section 1 of this Agreement to purchase the Purchased Shares at the Closing are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions, and the Company shall use all reasonable efforts to cause such conditions to be satisfied on or before the Closing:

(a)

Representations and Warranties True. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

(b)

Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

(c)	Compliance Certificate. The Company shall have delivered to the Investors at the Closing a certificate signed on its behalf by its President, Chief Executive Officer or

Chief Financial Officer certifying that the conditions specified in Sections 5.1(a) and 5.1(b) have been fulfilled.

(d)

Registration; Securities Exemptions. The offer and sale of the Purchased Shares to the Investors pursuant to this Agreement shall be exempt from the registration requirements under the Act and the registration and/or qualification requirements of all applicable state securities laws.

(e)

No Material Change. There shall have been no material adverse change in the Business from the date of this Agreement and since the date of this Agreement, no event shall have occurred which has caused or could reasonably be expected to cause a Material Adverse Effect.

(f)	Opinion of Counsel. The Investors shall have received an opinion of counsel to the Company substantially in the form of Exhibit B attached hereto.

(g)	Company Deliverables. The Company shall have delivered to the Investors all of the Company Deliverables.

(h)	Closing Date. The Closing shall have occurred no later than October 15, 2004.

(i)

Listing. The Purchased Shares shall have been approved for listing, subject only to notice of issuance, on the Nasdaq National Market, and the Common Stock shall not have been suspended from trading at any time since August 24, 2004.

(j)

Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or enacted any law of order (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal consummation of the transactions contemplated by this Agreement, and there shall be no suit, claim, action, proceeding or governmental investigation pending against the Company or the Investors which seeks to challenge the transactions contemplated by this Agreement.

6.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING.

             6.1.        Closing. The obligations of the Company under this Agreement to sell the Purchased Shares to each Investor at the Closing are subject to the fulfillment by such Investor, or waiver by the Company, on or before the Closing, of each of the following conditions, and each Investor shall use all reasonable efforts to cause such conditions with respect to such Investor to be satisfied on or before the Closing:

(a)

Representations and Warranties. The representations and warranties of the Investor contained in Section 4 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

(b)

Payment of Purchase Price. The Investor shall have delivered to the purchase price for the Purchased Shares specified for such Investor on the Schedule of Investors attached hereto, in accordance with the provisions of Section 2.

(c)

Registration; Securities Exemptions. The offer and sale of the Purchased Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements under the Act and the registration and/or qualification requirements of all other applicable state securities laws.

(d)	Investor Deliverables. The Investor shall have delivered all of the Investor Deliverables with respect to such Investor.

(e)

Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or enacted any law of order (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal consummation of the transactions contemplated by this Agreement, and there shall be no suit, claim, action, proceeding or governmental investigation pending against the Company or the Investors which seeks to challenge the transactions contemplated by this Agreement.

     7.    REGISTRATION RIGHTS.

             7.1.    Definitions. For purposes of this Section 7:

(a)

Form S-3. The term “Form S-3” means such form under the Act as is in effect on the date hereof or any successor registration form under the Act subsequently adopted by the Commission that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

(b)	Holder. The term “Holders” shall mean holders of Registrable Securities.

(c)

Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement.

(d)

Registrable Securities. The term “Registrable Securities” means: (1) all of the Purchased Shares, and (2) any shares of Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the Purchased Shares; provided, however, that the term “Registrable Securities” shall not include (i) any Registrable Securities sold or transferred by a person in a transaction in which the registration rights granted under this Agreement are not assigned in accordance with the provisions of this Agreement, (ii) any Registrable Securities sold in a public offering pursuant to a registration statement filed with the Commission or which have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Act or (iii) as to any Holder, the Registrable Securities held by such Holder if all of such Registrable Securities can be publicly sold within a three-month period pursuant to Rule 144, either because the

Holder holds 1% or less of the Company’s then outstanding Common Stock or because the Holder has held its Registrable Securities for the time period specified in Rule 144(k).

(e)

Prospectus. The term “Prospectus” shall mean the prospectus included in any Shelf Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Act), as amended or supplemented by any prospectus supplement (including, without limitation, any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Shelf Registration Statement), and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(f)	Shelf Registration Statement. See Section 7.2(a).

             7.2.    Form S-3 Shelf Registration.

(a)

Registration; Liquidated Damages. The Company shall prepare and file with the Commission within 30 days following the Closing (the “Filing Date”) and use all reasonable efforts to have declared effective as soon as practicable thereafter, but in any event by the 120th day following the Closing (the “Effectiveness Date”), a registration statement on Form S-3 (or, if the Company is not then eligible to use Form S-3, then on another appropriate form) providing for the resale by the Holders of all of the Registrable Securities (the “Shelf Registration Statement”). The Shelf Registration Statement may include securities other than those held by Holders. If (i) the Shelf Registration Statement is not filed by the Filing Date, or (ii) is not declared effective by the Effectiveness Date, or (iii) after the date such Shelf Registration Statement is first declared effective by the Commission, such Shelf Registration Statement ceases, other than as set forth in Section 7.2(b), to be effective and available to the Holders as to all Registrable Securities to which it is required to cover at any time prior to the time when the Company is no longer required to keep such Shelf Registration Statement effective in accordance with this Section, then, in addition to the right of each Holder to avail itself of any remedies under this Agreement or applicable law, (x) for and upon each such event the Company shall pay to each Holder (pro rata in accordance with their ownership of Registrable Securities) cash, as liquidated damages and not as a penalty, equal to 1.0% of the aggregate purchase price for each Registrable Security then held by such Holder, and (x) on each monthly anniversary of each such event (if the applicable event shall not have been cured by such date, and pro rata for any period of less than one month) until the applicable event is cured, the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty, equal to 1.0% of the Purchase Price for each Registrable Security then held by such Holder; provided, however, that the Company shall not be obligated to pay to any Holder an amount in excess of 10.0% of the Purchase Price for each Registrable Security then held by such Holder. If the Company fails to pay any liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 10% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective (subject to Section 7.2(b)), pursuant to the Act and the Rules and Regulations promulgated thereunder, until (i) the date when such Registrable Securities cease to meet the definition of Registrable Securities pursuant to Section 7.1, or (ii) the Company’s obligations hereunder terminate. In the event that the Shelf Registration Statement shall cease to be effective, the Company shall promptly prepare and file a new registration statement covering the Registrable Securities and shall use its best efforts to have such registration statement declared effective as soon as possible. Any such registration statement shall be considered a “Shelf Registration Statement” hereunder.

(b)

Blackout Notice. In the event (i) that the Company concludes in good faith that it is necessary for the Company to supplement the Prospectus or make an appropriate filing under the Exchange Act so as to cause the Prospectus to become current, or (ii) that, in the good faith judgment of the Chief Executive Officer or the Board of Directors of the Company, it is advisable to suspend use of the Prospectus for a discrete period of time due to undisclosed pending corporate developments or pending public filings with the Commission (which need not be described in detail in the Blackout Notice), the Company shall deliver a written notice (the “Blackout Notice”) to the Holders to the effect of the foregoing and, upon delivery of the Blackout Notice, the Holders shall not sell any Purchased Shares pursuant to the Prospectus and shall not disclose to any third party that such a notice has been given or the contents of the notice; provided, however, that the Company shall not give a Blackout Notice more than two times in any 12 month period. Thereafter, each Holder shall once again be entitled to sell Purchased Shares pursuant to the Prospectus (as amended or supplemented) upon the Holder’s receipt of copies of the supplemented or amended Prospectus, or at such time as the Holder is advised in writing by the Company that the Prospectus may be used, and at such time as the Holder has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus and which are required to be delivered as part of the Prospectus. In any event, such restrictions shall terminate no later than 45 days after the date of delivery of the Blackout Notice. If the Company has delivered a Blackout Notice within 90 days of the date that it delivers another Blackout Notice pursuant this section, then the 45-day time period set forth in the preceding sentence shall be shortened so that the restrictions imposed by the Blackout Notice shall expire no later than 30 days after delivery of such Blackout Notice.

             7.3.    Expenses. All fees and expenses incurred in connection with any registration of Registrable Securities under this Agreement, including but not limited to registration, qualification and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable road show expenses, and expenses of the Company’s auditors, transfer agent and other agents and advisors, and all other expenses included by the Company in complying with this Section 7, shall be borne by the Company. Each Holder shall be responsible for any fees and expenses of its counsel or other advisers; and all underwriting discounts and selling commissions relating to Registrable Securities registered on behalf of the Holders shall be borne by the Holders of the Registrable Securities included in the such registration pro rata on the basis of the number of shares so registered.

             7.4.    Obligations of the Company. In connection with the registration of Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)

Furnish to each Holder without charge such number of copies of a Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Act, and such other documents as each Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by it that are included in such registration.

(b)

Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(c)

Notify the Holders promptly (i) of any request by the Commission or any other federal or state governmental authority during the period of effectiveness of a registration statement for amendments or supplements to such registration statement or related prospectus or for additional information related thereto, (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(d)	Make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement at the earliest possible time.

(e)

(i) Prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such registration statement and the Prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement and as may be necessary to keep the registration statement continuously effective for the period set forth in this Agreement; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Act; (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to the registration statement or any amendment thereto and, as promptly as reasonably possible, upon request, provide the

Holders true and complete copies of all correspondence from and to the Commission relating to the registration statement; and (iv) comply in all material respects with the provisions of the Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the registration statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the registration statement as so amended or in such Prospectus as so supplemented.

(f)

Furnish to the Holders copies of the registration statement, any related Prospectus and any amendment or supplement thereto, proposed to be filed and provide such Holders and such legal counsel reasonable opportunity to review and comment on such registration statement, Prospectus, amendment or supplement. The Company shall not file the registration statement or any such Prospectus or any amendments or supplements thereto to which the Holders of 66-2/3% of the Registrable Securities shall reasonably object in good faith, provided that the Company is notified of such objection in writing no later than five business days after the Holders have been so furnished copies of such documents.

(g)

In the event that the Registrable Securities are being offered in an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the underwriters of such offering, and shall participate and cooperate with the underwriters in connection with any road show or marketing activities customary for an underwritten public offering; provided that the executive officers of the Company will not be required to participate in “road shows” relating to more than four registration statements that are deemed to be effected pursuant to Section 7.2. In addition, the Company shall use reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

             7.5.    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 7.2(a) in respect of any Holder that the Holder shall furnish to the Company such information regarding it, the Registrable Securities held by it, and the intended method of disposition of such securities as the Company may reasonably request in writing and as shall be required to timely effect the registration of its Registrable Securities.

             7.6.    Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

(a)

By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors, agents, investment advisors, partners, members and employees of such Holder and each person, if any, who controls such Holder or such persons (such persons and entities referred to as “Holder Indemnified Parties”), against any losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses to which any of them may become subject (a “Loss”), insofar as such Losses (or actions in respect thereof) arise out of any claim, action or proceeding brought by a third party arising out of or based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)	any untrue statement or alleged untrue statement of a material fact contained in a registration statement filed pursuant to this Section 7;

(ii)

the omission or alleged omission to state in a registration statement filed pursuant to this Section 7 a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)

any violation or alleged violation by the Company of the Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any federal or state securities law, in each case in connection with the offering covered by such registration statement;

and the Company will reimburse each Holder Indemnified Party for any legal or other expenses reasonably incurred by it, as incurred, in connection with investigating or defending any such Violation; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Loss, if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement by such Holder Indemnified Party; and provided further, that the Company will not be liable for the reasonable legal fees and expenses of more than one counsel to the Holder Indemnified Parties for each such Violation.

(b)

By the Holder. To the extent permitted by law, each Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its officers, directors, agents and employees, and each person, if any, who controls the Company or such persons (such persons and entities referred to as “Company Indemnified Parties”) against any Losses to which such Company Indemnified Parties may become subject, insofar as such Losses (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement; and the Holder will reimburse any legal or other expenses reasonably incurred by such Company Indemnified Parties in connection with investigating or defending any such

Violation; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the applicable Holder; provided further, that the Holders shall not be liable for the reasonable legal fees and expenses of more than one counsel to the Company Indemnified Parties; and provided further, that the total amounts payable in indemnity by any Holder under this subsection in respect of all Violations shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violations arise.

(c)

Notice. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement of such an action and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to a majority in interest of the indemnified parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if the indemnified party has been advised in writing by counsel that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section to the extent such delay caused material prejudice to the indemnified party, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

(d)

Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and the Holder are subject to the condition that, insofar as they relate to any Violation made in a prospectus but eliminated or remedied in an amended prospectus or a prospectus supplement on file with the Commission (the “Final Prospectus”), such indemnity agreements shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished in a timely manner to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Act.

(e)

Contribution. If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party, other than pursuant to its terms, with respect to any Loss referred to therein, then, subject to the limitations contained in this subsection, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the actions that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the Violation related to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this subsection were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection. In no event shall any Holder’s contribution obligation under this subsection exceed the proceeds actually received by such Holder from the sale of Registrable Securities included in such registration. The amount paid or payable by an indemnified party as a result of the Losses referred to above in this subsection shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, subject to the provisions of subsection. No person guilty of fraudulent misrepresentation (within the meaning of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)	Survival. The obligations of the Company and the Holders under this Section shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

             7.7.    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Registrable Securities to the public without registration, for so long as any Holder owns any Registrable Securities, the Company agrees to:

(a)	Make and keep adequate, current public information available, as those terms are understood and defined in Rule 144, at all times;

(b)	File with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)

So long as any Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration; proviced, that the Company shall not be required to provide, under this paragraph, any reports or documents which are publicly available on the Commission’s EDGAR system.

             7.8.    Termination of Company’s Obligations. The Company shall have no obligation to register, or maintain, a registration statement governing Registrable Securities, (i) if all Registrable Securities have been registered and sold pursuant to registrations effected pursuant to this Agreement, or (ii) with respect to any particular Holder, at such time as all Registrable Securities held by such Holder may be sold within a three-month period under Rule 144, either because the Holder holds 1% or less of the Company’s then outstanding Common Stock or because the Holder has held its Registrable Securities for the time period specified in Rule 144(k).

             7.9.    Piggyback Registrations.

(a)

Registration. If at any time or from time to time during the period when the Company is required to maintain the effectiveness of a Shelf Registration Statement there is not an effective Shelf Registration Statement covering all of the Registrable Securities, the Company shall use its best efforts to notify all Holders of Registrable Securities in writing at least 20 days before filing any registration statement under the Act for purposes of effecting an underwritten public offering by the Company of securities of the Company (excluding registration statements relating to any employee benefit plan or a corporate merger, acquisition or reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within 10 days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any such registration statement filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. The Holders’ rights to include any Registrable Securities in any offering under this Section are subject in all events to the ability of the managing underwriter for such offering to exclude some or all of the Registrable Securities requested to be registered on the basis of a good faith determination that inclusion of such securities might adversely affect the success of the offering or otherwise adversely affect the Company; provided, however, that no Registrable Securities shall be excluded from any such offering if any securities of the Company other than Registrable Securities are included in such offering for resale by any person other than the Company. Any such exclusion shall be pro rata among all Holders who have requested to sell Registrable Securities in such registration.

(b)

Underwriting. If a registration statement under which the Company gives notice under this Section is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting and shall furnish such information and documents as the Company or the managing underwriter or underwriters may reasonably request. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude Registrable Securities from the registration and the underwriting, pro rata among all Holders who have requested to sell Registrable Securities in such registration; provided, however, that no Registrable Securities shall be excluded from any such offering if any securities of the Company other than Registrable Securities are included in such offering for resale by any person other than the Company. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw such Holder’s Registrable Securities therefrom by written notice to the Company and the underwriter, delivered at least 10 business days after the terms of such underwriting are disclosed to the Holder. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

             7.10.    Limitations on Subsequent Registration RightsFrom and after the date hereof, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities that would prevent or prohibit the Company from performing its obligations to the Holders herein, without the consent of Holders of at least a majority of the Registrable Securities.

     8.    ASSIGNMENT. Notwithstanding anything herein to the contrary, the registration rights of any Holder under Section 7 hereof may be assigned to any person or party (an “Assignee”) who acquires from the Holder any of shares of Registrable Securities; provided, that (w) no party may be assigned any of the foregoing rights until the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the Assignee and identifying the securities of the Company as to which the rights in question are being assigned; (x) any such Assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement; and (y) no such assignment or assignments shall increase the obligations of the Company hereunder.

     9. MISCELLANEOUS.

             9.1.    Survival of Warranties. The representations, warranties and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors, their counsel or the Company, as the case may be.

             9.2.    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.

             9.3.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed under the internal laws of the State of New York applicable to agreements entered into and to be performed entirely within New York, without reference to principles of conflict of laws or choice of laws.

             9.4.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             9.5.    Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

             9.6.    Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, when sent by fax or three business days after being mailed, by registered or certified mail, postage prepaid, addressed to the party to be notified in the case of the Company, at 590 Madison Avenue, 21st Floor, New York, New York 10022 (telecopier: (212) 521-4230) Attention: Mr. Ralph Bartel, or in the case of Investor, at the address for such Investor as reflected on the signature page to this Agreement, or at such other address as any party may designate by giving 10 days’ written notice to the Investors or the Company, as appropriate.

             9.7.    Finder’s Fees. Each Investor shall severally indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) based on any undertaking or agreement by such Investor or any of its officers, partners, employees or representatives. The Company shall indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) based on any undertaking or agreement by the Company or any of its officers, employees or representatives.

             9.8.    Costs, Expenses. Each party’s costs in connection with the preparation, execution delivery and performance of this Agreement (including legal fees) shall be borne by that party.

             9.9.    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the Company and Investors holding a majority of the Purchased Shares purchased or, prior to the Closing to be purchased, hereunder; provided, however, that no amendment or waiver of the Company’s obligations under Section 7 of this Agreement that significantly and adversely affects the rights of a holder of Purchased Shares shall be binding upon that holder unless that holder has consented in writing to such amendment or waiver. Subject to the limitations set forth in the preceding sentence, any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Purchased Shares at the time outstanding (even if such Investor or other holder did not vote with respect to, or voted against, such amendment or waiver), each future holder of such securities, and the Company. The Investors acknowledge that by virtue of this provision, holders of a majority of the Purchased Shares may bind other holders to amendments or waivers that such other holders may have voted to oppose.

             9.10.    Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms, as long as the remaining provisions are sufficient to carry out the overall intentions of the parties as expressed herein.

             9.11.    Entire Agreement. This Agreement, together with any exhibits or schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements or understandings among the parties with respect to the subject matter hereof.

             9.12.    Further Assurances. From and after the date of this Agreement, upon the request of an Investor or the Company, the Company and the Investors shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

             9.13.    Securities Laws Disclosure; Publicity. By 8:30 a.m. (New York City time) on the first business day after the Closing Date, the Company shall issue a press release disclosing the transactions contemplated hereby and file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby. In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the Nasdaq National Market.

             9.14.    Integration. The Company shall use its best efforts to ensure that neither it nor any affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Act) that would be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the Act of the sale of the Purchased Shares to the Investors.

             9.15.    Acknowledgement. Each Investor acknowledges and agrees that the Company has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article 3. The Company acknowledges and agrees that no Investor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article 4.

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        IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date first above written.

THE COMPANY

TRAVELZOO INC., a Delaware corporation

By:
Name: Ralph Bartel Title: Chairman of the Board, Chief Executive Officer and Chief Financial Officer

INVESTOR

Name of Investor

By:
Name: Title:

Address of Investor:

Telecopier number:

[COUNTERPART SIGNATURE PAGE
COMMON STOCK PURCHASE AGREEMENT]

EXHIBIT A

SCHEDULE OF INVESTORS

Name and Address of Investor	Number of Purchased Shares	Price Per Share	Aggregate Purchase Price

Total:

EXHIBIT B

FORM OF LEGAL OPINION